Exhibit 11
                       Computation of Per Share Earning


                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                     Three months ended December 31
                                           1999            1999            1998            1998
                                           ----            ----            ----            ----
                                        Net Income        Shares        Net Income        Shares
Basic earnings per share factors        $  381,434       6,075,693      $  503,899       5,206,128

Effect of potentially dilutive
option plans and debentures:

Interest on debentures                      40,932                      $   30,360

Conversion on debentures                                 7,130,435                      10,512,000

Employee stock options                                        --                             3,969
                                        ----------       ---------      ----------       ---------

Diluted earnings per share factors      $  422,366      13,206,128      $  534,259      15,722,097
                                        ----------      ----------      ----------      ----------


Basic earnings per share                $     0.06                      $     0.10

Diluted earnings per share              $     0.03                      $     0.03


Options to purchase 180,000 shares, 5,200 shares, 4,000 shares and 150,950 shares of common stock at $1.38 per share, $3.78 per share, $4.38 per share and $1.13 per share, respectively, were outstanding at December 31, 1999, but were not included in the computation of diluted earnings per share because to do so would be antidilutive. These securities could potentially be dilutive in the future.






                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                      Six months ended December 31
                                           1999            1999            1998            1998
                                           ----            ----            ----            ----
                                        Net Income        Shares        Net Income        Shares
Basic earnings per share factors        $  611,676       5,640,910      $  562,316       5,206,128

Effect of potentially dilutive
option plans and debentures:

Interest on debentures                      86,301                      $   60,720

Conversion on debentures                                 7,565,218                      10,512,000

Employee stock options                                                                       3,969
                                        ----------      ----------      ----------      ----------

Diluted earnings per share factors      $  697,977      13,206,128      $  623,036      15,722,097
                                        ----------      ----------      ----------      ----------

Basic earnings per share                $     0.11                      $     0.11

Diluted earnings per share              $     0.05                      $     0.04


Options to purchase 180,000 shares, 5,200 shares, 4,000 shares and 150,950 shares of common stock at $1.38 per share, $3.78 per share, $4.38 per share and $1.13 per share, respectively, were outstanding at December 31, 1999, but were not included in the computation of diluted earnings per share because to do so would be antidilutive. These securities could potentially be dilutive in the future.